                                                                                                     EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), made as of February     , 2013 by and between Minerals Technologies Inc., 622 Third Avenue, New York, New York  10017-6707, a Delaware Corporation (hereinafter referred to as "Employer"), and Robert S. Wetherbee (hereinafter referred to as "Executive").

WHEREAS, in furtherance of Employer's commitment to the continued success of its businesses, and in recognition of the valuable contributions to be made by Executive, Employer has agreed to employ Executive for a period commencing on March 11, 2013 ("Commencement Date") and terminating on the expiration of the "Term" as hereinafter defined, subject to certain terms and conditions as hereinafter set forth, and Executive has indicated his willingness to accept such employment;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the parties agree as follows:

1.            (a)            The employment of Executive by Employer will commence on the Commencement Date and, unless terminated on an earlier date in the manner hereinafter provided, shall terminate on the  expiration of the Term.  For purposes of this Agreement, "Term" shall mean a period beginning on the Commencement Date and ending on September 30, 2014 subject to any extensions thereof as provided herein.  On the first day of each month occurring after the Commencement Date, the Term shall automatically be extended for an additional month, but not beyond Executive's sixty-fifth birthday, unless, prior to any such first day of a month, the Employer or Executive shall have given written notice to the other party not to extend the Term.  Nothing in this Section shall limit the right of the Employer or Executive to terminate Executive's employment hereunder pursuant to the terms and conditions set forth in Section 7.  The Employer and Executive agree that neither such notice not to extend the Term by the Employer nor failure of this Agreement to be extended beyond Executive's sixty-fifth birthday shall be considered as a termination of Executive other than for Cause (as defined below) pursuant to Section 7(a) and shall not constitute Good Reason for Executive to terminate his employment hereunder pursuant to Section 7(c)(ii).

(b)              During the Term, Executive will be employed by Employer as President & Chief Executive Officer of Employer at an annual salary of not less than $700.000.00 ("Base Salary") and will participate in all benefit plans and other fringe benefits available to similarly situated executives in accordance with their respective terms.  The Board of Directors of Employer will review Executive's salary on an annual basis in accordance with Employer's policies, to determine appropriate increases, if any.  In addition to salary, Executive will receive bonus payments as determined from time to time by Employer's Board of Directors or the Compensation and Nominating Committee thereof.  Any such payment with respect to a calendar year will be made in the first quarter of the following year but shall be deemed earned and due and owing  if Executive is employed on December 31 of the applicable calendar year, regardless of his status as of the payment date.

2.            It is contemplated that, in connection with his employment hereunder, Executive may be required to incur reasonable and necessary travel, business entertainment and other business expenses.  Employer agrees to reimburse Executive for all reasonable and necessary travel, business entertainment, and other business expenses incurred or expended by him incident to the performance of his duties hereunder, upon submission by Executive to Employer of vouchers or expense statements satisfactorily evidencing such expenses.

3.            During the Term, Employer will provide retirement, employee benefits and fringe benefit plans to Executive no less favorable than those made available to Employer's executive employees generally, to the extent that Executive qualifies under the eligibility provisions of such plans.  Executive shall be entitled to a period of paid vacation each year as provided in Employer's established vacation policy, but in no event shall such period be shorter than that agreed to between Employer and Executive under any prior agreement.

4.            Executive agrees that he shall use his best efforts to promote and protect the interest of Employer, its subsidiaries and related corporations, and to devote his full working time, attention and energy to performing the duties of his position.

5.            In the event of the "Permanent Disability" (as defined below) of Executive during the Term, Employer shall have the right, upon written notice to Executive, to terminate his employment hereunder, effective upon the giving of such notice.  Upon such termination, Employer and Executive shall be discharged and released from any further obligations under this Agreement, except that the obligations provided for in Section 9 hereof shall survive any such termination.  Disability benefits, if any, due under applicable plans and programs of the Employer shall be determined under the provisions of such plans and programs.  For purposes of this Section 5, "Permanent Disability" means any physical or mental disability or incapacity which permanently renders Executive incapable of performing the services required of him by Employer.

6.            In the event of the death of Executive during the Term, the salary to which Executive is entitled hereunder shall continue to be paid through the end of the month in which death occurs, to the last beneficiary designated by Executive by written notice to Employer, or, failing such designation, to his estate.  Executive's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Section 6 in full discharge and release of Employer of and from any further obligations under this Agreement.  Any other benefits due under applicable plans and programs of Employer shall be determined under the provisions of such plans and programs.

7.            (a)            Employer or Executive may terminate Executive's employment with Employer under this Agreement at any time by providing the other party with ninety (90) days advance written notice, in which case Executive's employment shall terminate at the end of said ninety-day period.  In the event during the Term Employer terminates the employment of Executive for reasons other than for Cause or the Permanent Disability or death of Executive or Executive resigns for Good Reason (as defined below), then within 90 days of Executive's separation from service with Employer, Employer will pay Executive a lump sum amount equal to his monthly Base Salary times the number of months remaining in the Term (but in no event shall Executive be paid an amount equal to more than [fifteen (15) months] of Base Salary).  In addition, Employer shall pay Executive any "Termination Bonuses," as defined herein, in the first calendar quarter of the year following the performance year to which the Termination Bonus relates.  For purposes of this Agreement, "Termination Bonuses" shall mean amounts which would otherwise be payable to Executive during the Term pursuant to Section 1(b) were Executive an employee of Employer, provided that in no event will any such bonus be greater in amount than the average amount of any such bonuses received by Executive in the two years immediately preceding the termination of his employment with Employer, or the amount of such bonus received by Executive in the prior year if Executive has received only one such bonus payment.

In addition to the foregoing payments, Executive shall be entitled to coverage, at Executive's expense, under Employer's Group Benefit Plan for medical and dental expense coverage and prescription drugs until the end of the Term.  Employer shall pay to Executive a lump sum payment within 90 days of Executive's separation from service equal to the cost of such coverage through end of the Term at the level and type in effect for Executive upon his separation from service, plus a tax gross-up amount determined by Employer with respect to such lump sum payment.

Notwithstanding the foregoing, if Employer terminates the employment of Executive or Executive resigns for any reason during the first twelve months of the Term, Executive shall not be entitled to the payments and coverage provided under this Section 7(a), but shall instead be entitled only to the payments provided under Section 8.

As a condition of receiving any severance payments under this Section 7(a), Executive shall first sign a General Release of all claims, in the form attached hereto as Attachment "A."  The General Release must be signed no later than 30 days following Executive's separation from service.

Further notwithstanding the foregoing, if Executive is a "specified employee" (within the meaning of Section 409A of the Internal Revenue Code and the regulations thereunder ("Section 409A") and using the methodology established by the Company's Board of Directors or its delegate) and any payment described in this Section 7(a) is subject to Section 409A, then any such payment that would otherwise be made in the six months following Executive's separation from service shall be made upon the six-month anniversary of such separation from service.  For purposes of this Section 7(a), "separation from service" shall mean a separation from service, within the meaning of Section 409A, with Employer and all other entities treated as a single employer with Employer under Section 409A. If the 30 day period for signing the General Release required under this Section 7(a) begins in one calendar year and ends in another, then any severance payments under this Section 7(a) that are subject to Section 409A shall be made in the later calendar year.

(b) Executive shall be required to mitigate the amount of any payment provided for pursuant to Section 7(a) by seeking other comparable employment within a reasonable commuting distance of his home, taking into account the provisions of Section 9 of this Agreement.  Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than Employer or any of its affiliates or subsidiaries from the date Executive's employment hereunder is terminated  and during such period as Executive is receiving Termination Bonuses pursuant to Section 7(a), the Termination Bonuses to be paid to Executive during such period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other cash compensation earned by Executive during such period as a result of Executive's performing such services.

(c)            For purposes of this Agreement:

(i)            "Cause" shall be limited to the following:

(A)  Executive shall have failed to perform any of his material obligations as set forth herein, provided that Employer has advised Executive of such failure and given Executive a reasonable period of time to cure such failure and Executive has failed to do so; or

(B) Executive shall commit acts constituting (i) a felony involving moral turpitude materially adversely reflecting on the Employer or (ii) fraud or theft against Employer.

(ii)            "Good Reason" shall mean termination at the election of Executive based on any of the following that occur without the written consent of Executive:

(A)  The assignment to Executive of any duties substantially inconsistent with his status as President & Chief Executive Officer of Employer or a substantial adverse alteration in the nature or status of his responsibilities pursuant to this Agreement, except in connection with the termination of his employment for Cause, or normal retirement, death, or by Executive other than for Good Reason;

(B)  A reduction of Executive's fringe or retirement benefits that is not applied by Employer to executives generally or a reduction by Employer in Executive's Base Salary;

(C)  The merger or consolidation of Employer into or with any other entity, or the sale of all or substantially all of the assets of Employer to an unaffiliated entity unless the entity which survives such merger or to whom such assets are transferred shall assume and agree to perform the obligations of Employer hereunder pursuant to an instrument reasonably acceptable to Executive; or

(D)  Separation of Executive's office location from the principal corporate office of Employer or relocation outside the contiguous United States.

8.            Employer shall have the right to terminate this Agreement immediately with no further liability under its terms if Executive terminates his employment without Good Reason, or if Executive is discharged by Employer for Cause.  In such event, Executive shall be entitled only to receive his earned Base Salary through the date of termination and to receive any bonus payment to which he may be entitled pursuant to Section 1(a).  It is agreed that the provisions of Section 9 shall survive any such termination of this Agreement.

9.            (a) Executive agrees that during the term of his employment hereunder and during the further period of two (2) years after the termination of such employment for whatever reason, Executive shall not, without the prior written approval of Employer, directly or indirectly through any other person, firm or corporation, (i) engage or participate in or become employed by or render advisory or other services to or for any person, firm or corporation, or in connection with any business enterprise, which is, directly or indirectly, in competition with any of the business operations or activities of Employer, or (ii) solicit, raid, entice or induce any such person who on the date of termination of employment of Executive is, or within the last six (6) months of Executive's employment by Employer was, an employee of Employer, to become employed by any person, firm or corporation which is, directly or indirectly, in competition with any of the business operations or activities of Employer, and Executive shall not approach any such employee or former employee for such purpose or authorize or knowingly approve the taking of such actions by any other person.  The foregoing restrictions shall apply to the geographical areas where Employer does business and/or did business during the term of Executive's employment and all places where, at the date of termination of employment of Executive, Employer had plans or reasonable expectations to do business; provided that if any Court construes any portion of this provision or clause of this Agreement, or any portion thereof, to be illegal, void or unenforceable because of the duration of such provision or the area or matter covered thereby, such Court shall reduce the duration, area, or matter of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(b) Recognizing that the knowledge, information and relationship with customers, suppliers, and agents, and the knowledge of Employer's and its subsidiary companies' business methods, systems, plans and policies which Executive shall hereafter establish, receive or obtain as an employee of Employer or its subsidiary companies, are valuable and unique assets of the respective businesses of Employer and its subsidiary companies, Executive agrees that, during and after the term of his employment hereunder, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of Employer, any such knowledge or information pertaining to Employer or any of its subsidiary companies, their business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever.  The provisions of this Section 9(b) shall not apply to information which is or shall become generally known to the public or the trade (other than by reason of Executive's breach of his obligations hereunder), information which is or shall become available in trade or other publications, and information which Executive is required to disclose by law or an order of a court of competent jurisdiction.  If Executive is required by law or a court order to disclose such information, he shall notify Employer of such requirement and provide Employer an opportunity (if Employer so elects) to contest such law or court order.

(c)  Executive agrees that any incentive compensation (including bonuses, stock options, and other forms of incentive compensation) paid to Executive by Employer, whether pursuant to this Agreement or otherwise, shall be subject to the repayment requirements of Employer's Policy for Recoupment of Incentive Compensation, as in effect from time to time ("Recoupment Policy"), and/or the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act").  Executive further agrees that this Agreement may be amended to the extent required by the Recoupment Policy or under the Dodd-Frank Act to provide for such repayment.

10.            Executive agrees that Employer shall withhold from any and all payments required to be made to Executive pursuant to this Agreement, all federal, state, local and/or other taxes which Employer determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.  Executive and Employer intend that this Agreement shall comply with Section 409A to the extent any payments hereunder are subject to Section 409A.  In the event that any amount payable under this Agreement becomes subject to the additional 20% tax under Section 409A as a result of Employer's failure to pay such amount at the time specified under this Agreement, Employer shall indemnify Executive for any additional tax incurred by Executive as a result of such failure, and Employer shall pay Executive a tax gross-up amount with respect to such indemnification (determined applying the highest marginal federal income tax rate and the state income tax rate applicable to Executive). Such amounts shall be paid no later than the calendar year following the year in which Executive incurs the applicable taxes.

11.            Executive shall not during the Term or at any time thereafter engage in any conduct, or make any statements or representations, that disparage, demean, or impugn the Company or its subsidiaries or affiliates, or any of their respective directors, officers, employees or consultants, including without limitation any statements impugning the personal or professional character of any such director, officer, employee or consultant.  Company shall not authorize any conduct, or any statements or representations, that disparage, demean, or impugn Executive, including without limitation any statements impugning the personal or professional character of Executive.

12.            This Agreement shall be construed under the laws of the State of New York.

13.            This Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter hereof and contains all of the terms and provision of agreement between the parties hereto with respect to the subject matter hereof.  Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect upon the parties.

14.            (a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that portion only shall be deemed deleted as though it had never been included herein but the remainder of this Agreement shall remain in full force and effect.

(b) Executive acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

(c) This Agreement shall not be assignable by Executive.

15.            No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by both parties hereto.

16.            Employer represents that it has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and that this Agreement is enforceable against it in accordance with its terms.

MINERALS TECHNOLOGIES INC.

By:	/s/ Joseph C. Muscari
Joseph C. Muscari
Chairman and CEO
February 4, 2013

Agreed to:

By:	/s/ Robert S. Wetherbee
Robert S. Wetherbee
February 4, 2013